Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Fourth Quarter and Full Year 2011

•	Record full year 2011 revenue and adjusted EBITDA from continuing operations of $7.1 billion and $1.21 billion, up 81% and 50%, respectively, from 2010
•	Committed & priced met coal for 2012 increased by approximately 8 million tons since last update
•	On track to achieve recurring synergies of $220 million to 260 million annually by mid-year 2013
•	Announced plans on February 3, 2012 to adjust Eastern production to match anticipated demand
•	Goodwill impairment charge of $745 million in the fourth quarter of 2011
•	Available liquidity at December 31st of approximately $1.8 billion

BRISTOL, Va., February 24, 2012—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a fourth quarter 2011 net loss of $733.3 million or $3.34 per diluted share compared to net income of $10.8 million or $0.09 per diluted share in the fourth quarter of 2010.  Alpha also reported a fourth quarter loss from continuing operations of $733.3 million, or $3.34 per diluted share, compared to income from continuing operations of $11.0 million, or $0.09 per diluted share, in the fourth quarter of 2010.  Excluding goodwill impairment and other adjustments described in our “Reconciliation of Adjusted Income (Loss) from Continuing Operations to Income (Loss) from Continuing Operations,” the fourth quarter 2011 adjusted loss from continuing operations was $16.0 million, or $0.07 per diluted share.

The Company recorded a $745 million goodwill impairment charge in the fourth quarter of 2011.  This non-cash charge resulted from the Company’s annual goodwill impairment testing required under generally accepted accounting principles and related to the Company’s Eastern Coal Operations reporting segment.  During the fourth quarter, domestic and international coal markets declined as a result of slowing economic activity, fuel switching for electricity generation due to low priced natural gas, and recently effective and anticipated U.S. environmental regulations that discourage the use of coal.  As a result of these changes to the near-term market outlook as well as updated projections of production volumes and cash operating costs, and the Company’s market valuation as of the goodwill testing date, the implied fair value of goodwill at several reporting units was determined to be less than its carrying value, thereby necessitating the impairment charge.  This non-cash charge will not impact the Company’s ongoing business operations nor will it affect liquidity, cash flow from operations or financial covenant compliance for any of the Company’s outstanding debt.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations for the fourth quarter 2011 was a loss of $493.7 million, compared to positive EBITDA of $154.7 million in the year ago period.  Excluding goodwill impairment and other adjustments described in our “Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Income (Loss) from Continuing Operations,” the fourth quarter Adjusted EBITDA from continuing operations was $260.8 million.

Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q4 2011	Q3 2011(1)	Q4 2010
Coal revenues	$1,793.6	$1,997.9	$876.0

Income (loss) from continuing operations	($733.3)	$61.1	$11.0

Income (loss) from continuing operations per diluted share	($3.34)	$0.27	$0.09

Net income (loss)	($733.3)	$61.1	$10.8

Net income (loss) per diluted share	($3.34)	$0.27	$0.09

Adjusted income (loss) from continuing operations(2)	($16.0)	$73.7	$32.6

Adjusted income (loss) from continuing operations per diluted share(2)	($0.07)	$0.33	$0.27

EBITDA from continuing operations(2)	($493.7)	$275.6	$154.7

Adjusted EBITDA from continuing operations(2)	$260.8	$368.6	$162.9

Tons of coal sold	31.1	31.2	22.1

Coal margin per ton	$8.49	$10.86	$9.44

Adjusted coal margin per ton(2)	$9.95	$14.40	$9.62

(1)	The results for the third quarter have been adjusted to reflect the impact of retrospective adjustments made as result of applying acquisition accounting for Massey.
(2)
These are non-GAAP financial measures.  A reconciliation of adjusted income (loss) from continuing operations to income (loss) from continuing operations, and a reconciliation of both EBITDA from continuing operations and adjusted EBITDA from continuing operations to income (loss) from continuing operations are included in tables accompanying the financial schedules.

“In early February, Alpha announced cutbacks that are expected to reduce 2012 shipments by approximately four million tons,” said Kevin Crutchfield, Alpha’s chief executive officer.  “This decision, which affects several hundred employees in Kentucky and West Virginia, was not made lightly.  We will do everything in our power to ensure that all affected employees are treated fairly, with dignity and respect.  A variety of market conditions, including competition from natural gas which recently hit decade low prices, regulatory-driven plant retirements, unusually mild winter weather, and weak demand for certain coal products, all led to the conclusion that these actions were necessary.”

“Since our last earnings announcement, Alpha continued to make significant progress in safety, Running Right and the integration of the legacy Massey operations.  Alpha finished the year with 84 operations reporting zero lost time accidents and 65 operations with zero reportable injuries.  In addition, six of our operations were honored with the 2011 Mountaineer Guardian safety award.  One of the most notable accomplishments was the removal of two legacy Massey mines, Randolph and Revolution, from MSHA’s potential pattern of violation (PPOV) list.  The incident rate at the legacy Massey operations in the fourth quarter showed about a 20 percent improvement compared to the third quarter of 2011.  Compliance also improved, as the number of elevated MSHA enforcement actions at the legacy Massey operations decreased by approximately 45 percent compared to the previous quarter.  As the integration proceeds, employee engagement at the legacy Massey operations, as measured by the number of Running Right observation cards, has been exceptional.  Finally, reducing the annualized voluntary turnover rate at the legacy Massey operations is expected to be the largest driver of operations synergies from the acquisition.  The turnover rate has improved steadily for several months and is now in the mid-single digits.  Overall the integration has been successful, and we remain on track to achieve our targeted recurring annual synergies of $220 million to $260 million by mid-year 2013.”

“For the full year 2011, the Company achieved record revenue and adjusted EBITDA from continuing operations driven in large part by the acquisition of Massey, which propelled Alpha into the position of the world’s third largest metallurgical coal supplier.  However, market conditions have changed rapidly during the last few months, and the fourth quarter 2011 adjusted EBITDA from continuing operations of $261 million fell short of our expectations.  The changing market environment, coupled with revised expectations of future operating costs at our Eastern operations, resulted in a goodwill impairment charge in the fourth quarter.  In response to these changing market conditions, we moved swiftly to adjust our production levels in order to match anticipated demand for our products going forward.  Alpha will remain focused on execution in the most critical areas: completing the successful integration of the legacy Massey operations; setting the industry standard for compliance and safety performance; and continuing our unbroken history of generating positive free cash flow every year.  In order to maximize free cash flow and therefore shareholder value, we will follow a three-pronged approach by: supporting and augmenting our metallurgical coal franchise; creating a sustainable steam coal portfolio; and taking appropriate actions to address operations that are unable to contribute to a sustainable portfolio.”

Matching Production with Anticipated Demand

On February 3, 2012 Alpha announced that subsidiaries in Kentucky and West Virginia planned to idle four mines immediately and two others between the date of announcement and early 2013, while several other mines altered work schedules or reduced the number of production crews.  Altogether 10 mining operations are affected, four in eastern Kentucky and six in southern West Virginia.  The adjustments are expected to reduce 2012 coal production by approximately 4.0 million tons.  The total includes approximately 2.5 million tons of thermal coal and 1.5 million tons of lower quality, high-volatility metallurgical coal.

Financial Performance

•
Total revenues in the fourth quarter of 2011 were $2.1 billion, up 108 percent compared to the fourth quarter of 2010, and coal revenues were $1.8 billion, a 105 percent year-over-year increase.  The large increases in total revenues and coal revenues were primarily attributable to the inclusion of the legacy Massey operations, which contributed coal revenues of $739 million during the quarter, as well as a greater revenue contribution from metallurgical coal shipments compared to last year.  Metallurgical coal shipments rose 78 percent, or 2.3 million tons, of which legacy Massey operations contributed 2.0 million tons.  Average per-ton realizations on metallurgical coal shipments in the fourth quarter increased 36 percent to $156.48.  Higher volumes and average realizations resulted in a 142 percent year-over-year increase in revenues from metallurgical coal, which reached $828 million in the fourth quarter of 2011.  Freight and handling revenues and other revenues were $181 million and $96 million, respectively, during the fourth quarter of 2011 versus $92 million and $25 million, respectively, in fourth quarter of 2010.

During the fourth quarter of 2011, Alpha shipped 13.9 million tons of Powder River Basin (PRB) coal, up from 13.4 million tons in the year-ago period and 12.6 million tons in the third quarter of 2011.  Eastern steam coal shipments were 11.9 million tons, compared with 5.8 million tons last year and 12.7 million tons in the prior quarter.  Metallurgical coal shipments during the fourth quarter were 5.3 million tons compared with 3.0 million tons in the fourth quarter of 2010 and 5.9 million tons in the third quarter of 2011.  Average per-ton realization for PRB shipments rose to $11.96, compared to $10.94 in the fourth quarter last year.  The per-ton average realization for Eastern steam coal shipments was $66.93, compared to $67.04 in the year ago period, and the average per-ton realization for metallurgical coal increased to $156.48 in the fourth quarter, compared to $114.87 in the fourth quarter of 2010.

•
Total costs and expenses during the fourth quarter of 2011 were $2.8 billion, compared to $1.0 billion in the fourth quarter of 2010.  Cost of coal sales was $1.6 billion, compared to $0.7 billion in the year-ago period.  The cost of coal sales in the East averaged $81.14 per ton, compared with $64.18 in the fourth quarter last year and $82.13 in the previous quarter.  Excluding merger-related and UBB-related expenses, the adjusted cost of coal sales in the East averaged $78.50 per ton, compared with $63.73 in the fourth quarter last year and $76.20 in the previous quarter.  The higher adjusted Eastern cost of coal sales per ton during the fourth quarter compared to the year-ago period primarily reflects a combination of higher variable costs driven by higher average realizations on metallurgical coal sales; increased volume of higher-cost purchased coal; a mix shift with more high-cost underground metallurgical coal production; and low-cost Pennsylvania longwalls contributing a smaller percentage of overall Eastern production, as well as increases to input costs and the effects of an increasingly stringent regulatory environment.  The cost of coal sales per ton for Alpha Coal West’s PRB mines was $9.44 during the fourth quarter of 2011, compared with $7.87 in the fourth quarter of 2010, as the effect of higher shipments on fixed costs was more than offset by higher expenses for mining inputs, equipment repairs and variable costs tied to sales revenues.

•
Selling, general and administrative expense in the fourth quarter of 2011 was $49 million and included $8 million of pre-tax merger related expenses attributable to professional fees and various retention, severance and benefit alignment expenses.  This compares with selling general and administrative expense of $45 million in the fourth quarter of 2010.  Depreciation, depletion and amortization (DD&A) during the fourth quarter of 2011 was $285 million, compared with $91 million in the year-ago period.  Amortization of acquired intangibles, net, was a benefit of $51 million, compared with a net expense of $53 million last year.

•
Alpha recorded a net loss of $733 million, or $3.34 per diluted share, during the fourth quarter of 2011, compared with net income of $11 million, or $0.09 per diluted share, during the fourth quarter of 2010.    Fourth quarter 2011 net income and income from continuing operations included the following items.

Merger-related and other adjustments	($ in millions)
Goodwill impairment	$745.3
Merger-related expenses	29.9
UBB expenses	24.5
Mineral lease terminations expense	8.0
Change in fair value and settlement of derivative instruments	(53.4)
Amortization of acquired intangibles, net	(50.5)
Loss on early extinguishment of debt	0.2
Income tax effect of above items	12.2
Discrete tax charge from non-deductible transaction costs	2.3
Reversal of certain tax reserves	(1.1)
After-tax total of above items	$717.4

Note: merger-related and other adjustments pertaining to the comparable year-ago period are detailed in the Reconciliation of Adjusted Income (Loss) from Continuing Operations to Income (Loss) from Continuing Operations.

Excluding these items, the adjusted loss from continuing operations was $16 million, or $0.07 per diluted share, compared with adjusted income from continuing operations of $33 million, or $0.27 per diluted share, in the fourth quarter of 2010.

•
EBITDA from continuing operations was a loss of $494 million in the fourth quarter of 2011, compared with positive EBITDA of $155 million in the prior-year period.  Excluding goodwill impairment, merger-related expenses, UBB-related expenses, change in fair value and settlement of derivative instruments, mineral lease terminations expense, and loss on early extinguishment of debt, adjusted EBITDA from continuing operations was $261 million in the fourth quarter of 2011, compared with $163 million in the fourth quarter of 2010.

Full Year 2011 Results

•
For the full year 2011, Alpha reported total revenues of $7.1 billion, including $6.2 billion in coal revenues, compared with total revenues of $3.9 billion and coal revenues of $3.5 billion in 2010.  The year-over-year increase in both total revenues and coal revenues is primarily attributable to the inclusion of the legacy Massey operations for seven months in 2011, as well as increased average per-ton realizations on metallurgical coal shipments.

During 2011, Alpha’s coal shipments totaled 106.3 million tons, including 20.9 million tons from the legacy Massey operations, compared with 84.8 million tons for the full year 2010.  Metallurgical coal shipments in 2011 rose to 19.2 million tons, up 62 percent from 11.9 million tons shipped during 2010.  Shipments of PRB coal and Eastern steam coal in 2011 were 49.9 million tons and 37.2 million tons, respectively, compared with 49.0 million tons and 24.0 million tons in the previous year.

•
For the full year 2011, the company-wide average per-ton realization was $58.22 and the adjusted average cost of coal sales was $44.57 per ton, resulting in an adjusted weighted average coal margin of $13.65 per ton, or 23 percent.  For 2011, Alpha recorded a net loss and a loss from continuing operations of $677 million, or $3.76 per diluted share.  Excluding various items detailed in the attached Reconciliation of Adjusted Income (Loss) from Continuing Operations to Income (Loss) from Continuing Operations, adjusted income from continuing operations in 2011 was $287 million, or $1.57 per diluted share.  EBITDA from continuing operations for 2011 was $77 million and adjusted EBITDA from continuing operations, which excludes goodwill impairment, merger and UBB-related expenses, change in fair value and settlement of derivative instruments, closed-mine asset retirement obligation-related charges, mineral lease terminations expense, and loss on early extinguishment of debt, was $1.21 billion.  EBITDA from continuing operations for 2010 was $769 million and adjusted EBITDA from continuing operations, which excludes merger-related expenses, change in fair value and settlement of derivative instruments, and loss on early extinguishment of debt, was $808 million.

Liquidity and Capital Resources

Cash provided by operations for the quarter ended December 31, 2011 was $149 million, compared to $183 million for the fourth quarter of 2010.  For the full year 2011, cash provided by operations was $687 million, compared with $694 million in 2010.  Cash provided by operations in 2011 was net of approximately $198 million of merger-related and UBB-related expenditures.

Capital expenditures for the fourth quarter and full year 2011 were $214 million and $529 million, respectively, compared to $86 million and $309 million in the fourth quarter and full year 2010.

At the end of the fourth quarter of 2011, Alpha had available liquidity of approximately $1.8 billion, consisting of cash, cash equivalents and marketable securities of $687 million, plus $1.1 billion available under the company’s secured credit facility and accounts receivable securitization facility.  Total long-term debt, including the current portion of long-term debt at December 31, 2011, was $3.0 billion, compared with $754 million at December 31, 2010.

Market Overview

After achieving record high pricing early in 2011, metallurgical coal has experienced three successive quarters of decreasing benchmark prices due to a number of factors, including: the recovery of Australian exports following severe flooding events early in 2011; ramping Mongolian production which is becoming a leading source of supply to the Chinese steel industry; concerns over the prospect of slowing growth in China; and the ongoing European financial crisis.  In the current environment, demand for higher quality coking coals remains robust; however, demand for lower quality, high-volatility metallurgical coals has waned, and margins for these coals have compressed.  In response, Alpha acted swiftly by announcing its plan to reduce production of lower quality metallurgical coal by 1.5 million tons in 2012 in order to match production with anticipated demand.  While the seaborne market for coking coal has experienced some downward pricing pressure in the near-term, domestic steel mills continue to run at capacity utilizations in the upper 70 percent range, and domestic demand for steel and coking coal remains stable.

In the short-run, the market for thermal coal in the United States also faces a number of challenges.  Unusually mild winter weather has reduced electricity generation and thus both coal burn and gas burn, resulting in a rapid build in coal inventories that now stand at greater than 180 million tons nationwide, an increase of more than 30 million tons from just three months ago.  The mild weather, burgeoning inventories and prolific production of natural gas has recently driven the price of natural gas to decade lows, which has increased fuel switching in favor of gas and forced the price of thermal coals lower across all production basins.  Regulatory uncertainties, particularly surrounding the recently delayed Cross-state Air Pollution Rule (CSAPR), and Maximum Achievable Control Technology (MACT), are causing utilities to defer coal purchasing decisions, and in some cases to retire coal-fired generating facilities.  To address these challenges, on February 3, Alpha announced its plan to further curtail 2012 production of its Central Appalachian thermal coal by 2.5 million tons, with the long-term goal of creating a sustainable thermal coal portfolio that will be able to economically dispatch for the foreseeable future.

While the near-term environment is marked by headwinds for both met and thermal coals, the long-term fundamentals remain constructive.  With few regions in the world capable of producing high quality coking coal and long-range growth in global steel production fueled by emerging economies in Asia, the best quality metallurgical coals are anticipated to remain relatively supply-constrained for the foreseeable future.  Likewise, the Eastern Hemisphere is projected to drive long-term growth in thermal coal demand.  According to the Energy Information Administration, by 2030 the world is projected to consume approximately 9.7 billion tons of coal annually, approximately a 30 percent (or greater than two billion tons) increase over annual global consumption in 2011.  The majority of the growth is expected to come from developing economies, particularly China and India.  Powerful and permanent shifts in the world’s seaborne trading patterns are already evident as this Asian demand grows over time.  South African thermal coal exports, which historically served the European utility market, are now primarily moving east into India and China.  Thermal coal from the Americas is filling the void in Europe, with Colombian exports to Europe up 41 percent during the first 11 months of 2011, alone.  Given the shifting seaborne trading patterns, Alpha will be poised to leverage its leading U.S. export terminal position, with 25 million to 30 million tons of capacity, to further access seaborne markets for both metallurgical and thermal coal in response to expected seaborne demand growth in the coming years.

Outlook

In order to reflect recent production cutbacks and the current market environment, Alpha is revising its 2012 shipment guidance ranges.  The Company now expects to ship between 20.0 million tons and 25.0 million tons of Eastern metallurgical coal, compared to the previous range of 23.5 million tons to 26.5 million tons.  Eastern steam coal shipments in 2012 are now expected to range from 42.0 million tons to 48.0 million tons, compared to the previous range of 46.0 million tons to 52.0 million tons.  Western steam coal shipments out of the Powder River Basin in 2012 are anticipated to be in the range of 45.0 million tons to 51.0 million tons, compared to the previous range of 49.0 million tons to 53.0 million tons.  As of February 8, 2012, 50 percent of the midpoint of anticipated met coal shipments were committed and priced at an average per ton realization of $152.91; 92 percent of the midpoint of anticipated Eastern steam coal shipments were committed and priced at an average per ton realization of $68.17; and 100 percent of the midpoint of anticipated PRB shipments were committed and priced at an average per ton realization of $12.78.  The Company’s 2012 cost of coal sales is expected to range between $72 and $77 per ton in the East and between $10.50 and $11.50 per ton in the West.  Selling, general and administrative expenses are anticipated to range from $220 million to $240 million for 2012, compared to prior guidance of $230 million to $270 million.  Guidance for DD&A and interest expense remain unchanged at ranges of $1.05 billion to $1.15 billion and $175 million to $185 million, respectively.  Capital expenditures for 2012 are expected to fall within the range of $550 million to $750 million, compared to prior guidance of $650 million to $850 million.

Guidance
(in millions, except per-ton and percentage amounts)

2012
Average per Ton Sales Realization on Committed and Priced Coal Shipments1,2
West	$12.78
Eastern Steam	$68.17
Eastern Met	$152.91
Coal Shipments3	107.0 – 124.0
West	45.0 – 51.0
Eastern Steam4	42.0 – 48.0
Eastern Met	20.0 – 25.0
Committed and Priced (%)5	89%
West	100%
Eastern Steam	92%
Eastern Met	50%
Committed and Unpriced (%)5,6	8%
West	0%
Eastern Steam	3%
Eastern Met	33%
West – Cost of Coal Sales per Ton	$10.50 – $11.50
East – Cost of Coal Sales per Ton7	$72.00 – $77.00
Selling, General & Administrative Expense8	$220 – $240
Depletion, Depreciation & Amortization Expense	$1,050 – $1,150
Interest Expense	$175 – $185
Capital Expenditures9	$550 – $750

NOTES:
1.	Based on committed and priced coal shipments as of February 8, 2012.
2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2012 include an estimated 3.0 to 4.0 million tons of brokered coal per year.
4.
The 2012 shipment range for Eastern steam coal reflects the impact of scheduled longwall moves at the Cumberland mine in April and August of 2012, and scheduled longwall moves at the Emerald mine in March and November of 2012.

5.	As of February 8, 2012, compared to the midpoint of shipment guidance range.
6.
In 2012, committed and unpriced Eastern tons include approximately 7.4 million tons of metallurgical coal subject to market pricing, approximately 0.3 million tons of steam coal subject to market pricing, approximately 0.3 million tons of steam coal subject to collared pricing with an average pricing range of $58.50 to $71.50 per ton, as well as approximately 0.9 million tons of steam coal subject to indexed pricing estimated at $65.18 per ton on average.

7.
Excludes merger-related expenses, non-cash charges for write-up of acquired coal inventory, closed-mine asset retirement obligation charges and UBB charges.Alpha has not reconciled the adjusted Eastern cost of coal sales per ton to Eastern cost of coal sales per ton because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted and Alpha is unable to provide guidance for such expenses.

8.
Alpha has not reconciled the adjusted selling, general & administrative expense to selling, general & administrative expense because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted and Alpha is unable to provide guidance for such expenses.

9.	Includes the annual bonus bid payments on the Federal Lease by Applications (LBAs) for the Eagle Butte and Belle Ayr mines of $36.1 million and $28.9 million, respectively.

About Alpha Natural Resources

Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 120 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	inherent risks of coal mining beyond our control;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	competition in coal markets;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	changes in postretirement benefit obligations, pension obligations and federal and state black lung obligations;
•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;
•	our ability to negotiate new UMWA wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	potential instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	disruption in coal supplies;
•	our production capabilities and costs;
•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, including those of Massey Energy Company (“Massey”), as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	uncertainty of the expected financial performance of Alpha following the acquisition of Massey;
•	our ability to achieve the cost savings and synergies contemplated by the acquisition of Massey within the expected time frame;
•	disruption from the acquisition of Massey making it more difficult to maintain relationships with customers, employees or suppliers;
•	the final allocation of the acquisition price in connection with the acquisition of Massey to the net assets acquired in accordance with applicable accounting rules and methodologies;
•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;
•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;
•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;
•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	our ability to obtain or renew surety bonds on acceptable terms or maintain self bonding status;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our secured credit facility and the indentures governing our outstanding debt securities;
•	certain terms of our outstanding debt securities, including any conversions of our convertible debt securities, that may adversely impact our liquidity;
•	our substantial indebtedness and potential future indebtedness;
•	significant or rapid increases in commodity prices;
•	reclamation and mine closure obligations;
•	terrorist attacks and threats, and escalation of military activity in response to such attacks;
•	inflationary pressures on supplies and labor;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

These and other risks and uncertainties are discussed in greater detail in Alpha’s and Massey’s Annual Reports on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted income (loss) from continuing operations, adjusted diluted earnings per common share from continuing operations, adjusted cost of coal sales per ton from continuing operations, adjusted coal margin per ton and adjusted weighted average coal margin per ton.

Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of acquired intangibles less interest income and income tax benefit.  Alpha defines adjusted EBITDA from continuing operations as EBITDA from continuing operations plus expenses attributable to mergers, goodwill impairment, losses on early extinguishment of debt, UBB expenses, mineral lease terminations expense, losses from changes in fair value and settlements of derivative instruments, and changes in estimated future costs of water treatment at closed mines less gains from changes in fair value and settlements of derivative instruments and various gains and losses not expected to recur on a quarterly basis.  Alpha defines adjusted income (loss) from continuing operations as income (loss) from continuing operations plus expenses attributable to mergers, goodwill impairment, losses on early extinguishment of debt, losses from changes in fair value and settlements of derivative instruments, changes in estimated future costs of water treatment at closed mines, amortization of acquired intangibles, UBB expenses, mineral lease terminations expense, less gains from changes in fair value and settlements of derivative instruments and various gains and losses that are not expected to recur on a quarterly basis, discrete income tax benefits from reversal of valuation allowances for deferred tax assets and reversal of reserves for uncertain tax positions, adjustments to deferred taxes due to significant law changes and estimated income tax effects of the pre-tax adjustments.  Adjusted diluted earnings (loss) per common share from continuing operations is adjusted income (loss) from continuing operations divided by weighted average diluted shares.

Alpha defines adjusted cost of coal sales per ton from continuing operations as the cost of coal sales per ton from continuing operations less per ton expenses attributable to mergers, UBB expenses, mineral lease terminations expense, changes in estimated future costs of water treatment at closed mines and various expenses that are not expected to recur on a quarterly basis.  Alpha defines adjusted coal margin per ton as the average realized price per ton sold from continuing operations less the adjusted cost of coal sales per ton from continuing operations.  Alpha defines adjusted weighted average coal margin per ton as the weighted average realized price per ton sold from continuing operations less the adjusted weighted average total cost of coal sales per ton from continuing operations.

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the company's performance that management believes are useful to securities analysts, investors and others in assessing the company's performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.  A reconciliation of each of these measures to its most directly comparable GAAP measure is provided in the tables below.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenues:
Coal revenues	$1,793,630	$876,042	$6,189,434	$3,497,847
Freight and handling revenues	181,478	92,173	662,238	332,559
Other revenues	95,535	24,900	257,514	86,750
Total revenues	2,070,643	993,115	7,109,186	3,917,156

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,553,897	669,836	5,081,671	2,566,825
Freight and handling costs	181,478	92,173	662,238	332,559
Other expenses	34,268	29,404	152,370	65,498
Depreciation, depletion and amortization	285,452	90,667	769,527	370,895
Amortization of acquired intangibles, net	(50,537)	52,805	(113,746)	226,793
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	49,411	45,371	380,791	180,975
Goodwill impairment	745,325	-	745,325	-
Total costs and expenses	2,799,294	980,256	7,678,176	3,743,545

Income (loss) from operations	(728,651)	12,859	(568,990)	173,611

Other income (expense):
Interest expense	(47,188)	(15,005)	(141,914)	(73,463)
Interest income	991	963	3,978	3,458
Loss on early extinguishment of debt	(258)	-	(10,026)	(1,349)
Miscellaneous income, net	302	(1,604)	635	(821)
Total other expense, net	(46,153)	(15,646)	(147,327)	(72,175)

Income (loss) from continuing operations before income taxes	(774,804)	(2,787)	(716,317)	101,436
Income tax benefit (expense)	41,470	13,792	38,927	(4,218)
Income (loss) from continuing operations	(733,334)	11,005	(677,390)	97,218

Discontinued operations:
Loss from discontinued operations before income taxes	-	(145)	-	(2,719)
Income tax benefit (expense)	-	(21)	-	1,052
Loss from discontinued operations	-	(166)	-	(1,667)

Net income (loss)	$(733,334)	$10,839	$(677,390)	$95,551

Earnings (loss) per common share:
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(3.34)	$0.09	$(3.76)	$0.81
Loss from discontinued operations	-	-	-	(0.01)
Net income (loss)	$(3.34)	$0.09	$(3.76)	$0.80

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(3.34)	$0.09	$(3.76)	$0.80
Loss from discontinued operations	-	-	-	(0.01)
Net income (loss)	$(3.34)	$0.09	$(3.76)	$0.79

Weighted average shares outstanding:
Weighted average shares--basic	219,280,297	119,648,706	180,126,226	119,808,514
Weighted average shares--diluted	219,280,297	121,731,415	180,126,226	121,757,949

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Tons sold from continuing operations (1):
Powder River Basin	13,895	13,357	49,949	48,977
Eastern steam	11,937	5,778	37,192	24,001
Eastern metallurgical	5,294	2,982	19,177	11,871
Total	31,126	22,117	106,318	84,849

Average realized price per ton sold from continuing operations (2)(9):
Powder River Basin	$11.96	$10.94	$11.95	$10.95
Eastern steam	66.93	67.04	66.92	67.07
Eastern metallurgical	156.48	114.87	161.85	113.89
Weighted average total	$57.63	$39.61	$58.22	$41.22

Coal revenues:
Powder River Basin	$166,238	$146,133	$596,724	$536,064
Eastern steam	798,927	387,354	2,488,729	1,609,832
Eastern metallurgical	828,465	342,555	3,103,981	1,351,951
Total coal revenues	$1,793,630	$876,042	$6,189,434	$3,497,847

Adjusted cost of coal sales per ton from continuing operations (3)(7)(8)(11):
Powder River Basin	$9.44	$7.87	$9.99	$8.56
East (4)	$78.50	$63.73	$75.22	$59.04
Adjusted weighted average total	$47.68	$29.99	$44.57	$29.90

Adjusted weighted average coal margin per ton (9)	$9.95	$9.62	$13.65	$11.32
Adjusted weighted average coal margin percentage (10)	17.3%	24.3%	23.4%	27.5%

Cost of coal sales per ton from continuing operations (3)(7)(11):
Powder River Basin	$9.44	$7.87	$9.99	$8.56
East (4)	$81.14	$64.18	$80.09	$59.47
Weighted average total	$49.14	$30.17	$47.15	$30.08

Weighted average coal margin per ton (9)	$8.49	$9.44	$11.07	$11.14
Weighted average coal margin percentage (10)	14.7%	23.8%	19.0%	27.0%

Net cash provided by operating activities including discontinued operations	$149,409	$182,550	$686,641	$693,601
Capital expenditures including discontinued operations	$213,657	$85,904	$528,586	$308,864

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three and twelve months ended December 31, 2011, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain non-cash charges that resulted from recording Massey's beginning inventory at fair value, stock compensation and severance expenses, changes in estimated future costs of water treatment at closed mines and costs related to UBB. For the three and twelve months ended December 31, 2010, adjusted cost of sales per ton for East includes adjustments to exclude the impact of certain merger-related expenses from the merger with Foundation Coal related to employee benefits.
(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(11) Adjusted cost of coal sales per ton, adjusted weighted average coal margin per ton and adjusted weighted average coal margin percentage for our Eastern Operations are reconciled to their unadjusted amounts as follows:

	Three months ended December 31, 2011	Twelve months ended December 31, 2011	Three months ended December 31, 2010	Twelve months ended December 31, 2010
Adjusted cost of coal sales per ton from continuing operations-East	$78.50	$75.22	$63.73	$59.04
Impact of merger-related stock compensation and severance expenses	0.05	0.10	-	-
Impact of merger-related inventory expenses	0.27	2.71	-	-
Impact of UBB expenses	1.42	0.73	-	-
Impact of mineral lease terminations	0.46	0.14	-	-
Impact of merger-related benefits alignment expense	0.44	0.53	0.45	0.43
Impact of changes in estimated future costs of water treatment at closed mines	-	0.66	-	-
Cost of coal sales per ton from continuing operations-East	$81.14	$80.09	$64.18	$59.47

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	December 31, 2011	December 31, 2010

Cash and cash equivalents	$585,882	$554,772
Trade accounts receivable, net	645,034	281,138
Inventories, net	492,022	198,172
Short-term marketable securities	80,342	217,191
Prepaid expenses and other current assets	677,213	124,564
Total current assets	2,480,493	1,375,837
Property, equipment and mine development costs, net	2,821,225	1,129,222
Owned and leased mineral rights and land, net	8,285,023	1,985,661
Goodwill, net	2,250,557	382,440
Long-term marketable securities	20,489	60,159
Other non-current assets	653,027	245,964
Total assets	$16,510,814	$5,179,283

Current portion of long-term debt	$46,029	$11,839
Trade accounts payable	503,911	121,553
Accrued expenses and other current liabilities	1,216,109	313,754
Total current liabilities	1,766,049	447,146
Long-term debt	2,922,052	742,312
Pension and postretirement medical benefit obligations	1,214,724	719,355
Asset retirement obligations	724,672	209,987
Deferred income taxes	1,528,304	249,408
Other non-current liabilities	926,815	155,039
Total liabilities	9,082,616	2,523,247

Total stockholders' equity	7,428,198	2,656,036
Total liabilities and stockholders' equity	$16,510,814	$5,179,283

	As of
	December 31, 2011	December 31, 2010
Liquidity ($ in 000's):
Cash and cash equivalents	$585,882	$554,772
Marketable securities with maturities of less than one year	80,342	217,191
Marketable securities with maturities of greater than one year	20,489	60,159
Total cash, cash equivalents and marketable securities	686,713	832,122
Unused revolving credit and A/R securitization facilities	1,114,700	932,945
Total available liquidity	$1,801,413	$1,765,067

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2011	2010

Operating activities:
Net income (loss)	$(677,390)	$95,551
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	769,527	371,103
Amortization of acquired intangibles, net	(113,746)	226,793
Amortization of debt issue costs and accretion of debt discount	30,263	18,552
Change in fair value of derivative instruments	(125,391)	11,316
Accretion of asset retirement obligations	42,402	17,621
Stock-based compensation	53,685	33,255
Employee benefit plans, net	68,157	55,771
Loss on early extinguishment of debt	10,026	1,349
Deferred income taxes	(19,853)	(70,579)
Goodwill impairment	745,325	-
Other, net	14,443	(4,776)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(178,704)	(48,507)
Inventories, net	120,460	(21,886)
Prepaid expenses and other current assets	36,355	59,075
Other non-current assets	(30,191)	(7,468)
Trade accounts payable	84,784	(21,755)
Accrued expenses and other current liabilities	(42,064)	42,730
Pension and postretirement medical benefit obligations	(105,584)	(70,770)
Asset retirement obligations	(22,833)	(5,593)
Other non-current liabilities	26,970	11,819
Net cash provided by operating activities	686,641	693,601

Investing activities:
Cash paid for merger, net of cash acquired	(711,387)	-
Capital expenditures	(528,586)	(308,864)
Acquisition of mineral rights under federal leases	(64,900)	(36,108)
Purchases of marketable securities	(374,048)	(372,790)
Sales of marketable securities	547,249	214,240
Purchase of equity-method investments	(14,800)	(5,000)
Other, net	(535)	25
Net cash used in investing activities	(1,147,007)	(508,497)

Financing activities:
Principal repayments on long-term debt	(1,315,357)	(56,854)
Proceeds from borrowings on long-term debt	2,100,000	-
Debt issuance costs	(85,226)	(8,594)
Excess tax benefit from stock-based awards	-	5,505
Common stock repurchases	(212,257)	(41,664)
Proceeds from exercise of stock options	4,316	5,521
Other	-	(115)
Net cash provided by (used in) financing activities	491,476	(96,201)

Net increase in cash and cash equivalents	$31,110	$88,903
Cash and equivalents at beginning of period	$554,772	$465,869
Cash and equivalents at end of period	$585,882	$554,772

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Income (Loss) from Continuing Operations
(In Thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Income (loss) from continuing operations	$(733,334)	$11,005	$(677,390)	$97,218
Interest expense	47,188	15,005	141,914	73,463
Interest income	(991)	(963)	(3,978)	(3,458)
Income tax expense (benefit)	(41,470)	(13,792)	(38,927)	4,218
Depreciation, depletion and amortization	285,452	90,667	769,527	370,895
Amortization of acquired intangibles, net	(50,537)	52,805	(113,746)	226,793
EBITDA from continuing operations	(493,692)	154,727	77,400	769,129
Goodwill impairment	745,325	-	745,325	-
Loss on early extinguishment of debt	258	-	10,026	1,349
Merger related expenses	29,912	8,701	402,099	25,708
UBB expenses	24,503	-	40,920	-
Mineral lease terminations expense	7,955	-	7,955	-
Change in fair value and settlement of derivative instruments	(53,441)	(564)	(106,310)	11,316
Changes in estimated future costs of water treatment at closed mines	-	-	37,137	-
Adjusted EBITDA from continuing operations	$260,820	$162,864	$1,214,552	$807,502

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Income (Loss) from Continuing Operations to Income (Loss) from Continuing Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Income (loss) from continuing operations	$(733,334)	$11,005	$(677,390)	$97,218
Goodwill impairment	745,325	-	745,325	-
Merger related expenses	29,912	8,701	402,099	25,708
UBB expenses	24,503	-	40,920	-
Mineral lease terminations expense	7,955		7,955
Change in fair value and settlement of derivative instruments	(53,441)	(564)	(106,310)	11,316
Changes in estimated future costs of water treatment at closed mines	-	-	37,137	-
Amortization of acquired intangibles, net	(50,537)	52,805	(113,746)	226,793
Loss on early extinguishment of debt	258	-	10,026	1,349
Estimated income tax effect of above adjustments	12,184	(25,310)	(66,635)	(102,784)
Discrete tax charge from non-deductible transaction costs	2,268	-	8,230	-
Reversal of certain tax reserves	(1,057)	(14,018)	(1,057)	(14,018)
Deferred tax charge from change in tax treatment of Medicare Part D deductions	-	-	-	25,566
Adjusted income (loss) from continuing operations	$(15,964)	$32,619	$286,554	$271,148

Weighted average shares--diluted	219,280,297	121,731,415	182,012,022	121,757,949

Adjusted diluted earnings (loss) per common share from continuing operations	$(0.07)	$0.27	$1.57	$2.23

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.